CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Stevia First Corp.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of additional 5,000,000 shares of common stock of Stevia First Corp. (the “Company”) of our report dated May 20, 2013, relating to the financial statements of the Company as of March 31, 2013 and 2012 which appear in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 filed with the Securities and Exchange Commission on May 20, 2013. We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California

November 18, 2013